UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2006

The Smith & Wollensky Restaurant Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-16505 (Commission File Number)	58-2350980 (IRS Employer Identification No.)
880 Third Avenue New York, New York (Address of principal executive offices)	10022 (Zip Code)
(212) 838-2061 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On December 8, 2006, management of The Smith & Wollensky Restaurant Group, Inc. (the “Company”) committed to a plan to close its Smith & Wollensky restaurant in Dallas, Texas (“S&W Dallas”) on December 31, 2006 and also determined that S&W Dallas’ net fixed assets were impaired. The Company decided to close S&W Dallas because it was unable to achieve a level of income from operations that was in line with the Company’s expectations. The Company has also decided to sell the land and building in which S&W Dallas is located.

The Company estimates that the total cash charges for closing S&W Dallas will be between approximately $40,000 and $50,000 relating to employee severance. The Company expects to incur non-cash charges of approximately $3.0 million relating the impairment of S&W Dallas’ net fixed assets and $190,000 relating to the opening fee under the Company’s licensing agreement. The total cash and non-cash charges relating to the closing of S&W Dallas is expected to be approximately $3.2 million. The Company expects to amend this report if it determines that estimates for charges associated with the closing of S&W Dallas will vary materially from the estimates provided in this report.

Item 2.06.	Material Impairments.

The information appearing under Item 2.05 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.
By:	/s/ Samuel Goldfinger
Samuel Goldfinger
Chief Financial Officer, Treasurer and
Secretary

Date:	December 8, 2006